UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2013

EP ENERGY LLC

(Exact name of registrant as specified in its charter)

Delaware	333-183815	45-4871021
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1001 Louisiana Street

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 997-1200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Sale of Raton, Black Warrior and Arkoma Assets

On June 9, 2013, certain subsidiaries of EP Energy LLC (collectively, the “Sellers”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Atlas Resource Partners, L.P. (the “Buyer”).  Pursuant to the Purchase and Sale Agreement, the Sellers have agreed to sell to the Buyer certain coalbed methane exploration and production properties and related assets located in the Raton, Black Warrior, and Arkoma basins and in the County Line field in the Powder River basin (the “CBM Assets”).  The total consideration to be received by the Sellers for the CBM Assets is $800,000,000 in cash, subject to customary adjustments for this type of transaction.  The transaction, which has an effective time of 12:01 a.m. on May 1, 2013, is expected to close in the third quarter of 2013, subject to certain customary closing conditions.

The Purchase and Sale Agreement contains representations, warranties, covenants and indemnification customary for this type of transaction.  The Purchase and Sale Agreement provides the Sellers and the Buyer certain termination rights, including if closing has not occurred within 120 days following the execution of the Purchase and Sale Agreement or if the downward adjustments to the purchase price pursuant to title defects, environmental defects or casualty losses exceed certain specified thresholds.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Purchase and Sale Agreement, dated as of June 9, 2013, by and among EP Energy E&P Company, L.P., EPE Nominee Corp. and Atlas Resource Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EP ENERGY LLC

Date: June 13 , 2013	By:	/s/ Dane E. Whitehead
Dane E. Whitehead
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Purchase and Sale Agreement, dated as of June 9, 2013, by and among EP Energy E&P Company, L.P., EPE Nominee Corp. and Atlas Resource Partners, L.P.